EXHIBIT 10.40

MGE ENERGY, INC.

2020 PERFORMANCE UNIT PLAN

MGE ENERGY, INC.

2020 PERFORMANCE UNIT PLAN

1.

Purpose; Effective Date

The purpose of the 2020 Performance Unit Plan (the “Plan”) of MGE Energy, Inc. and its subsidiaries and affiliates (the “Company”) is to attract, retain and motivate key employees by providing those employees incentives and reward for performance at the Company. This Plan is effective January 1, 2020, the first date on which any Awards (as defined below) could be issued under the Plan. Capitalized terms used herein shall have the meanings ascribed to them in Section 2 below.

2.

Definitions

The following terms used in the Plan shall have the meanings set forth below:

“Administrator” means the person or persons, if any, to whom the Committee has delegated authority to administer the Plan.

“Award” means an award of Performance Units and/or Restricted Units made to a Participant.

“Award Agreement” means a written agreement setting forth the terms and conditions of the Award made under the Plan.

“Board” means the Company's Board of directors.

“Committee” means the Compensation Committee appointed by the Board to administer the Plan pursuant to the provisions of Section 3 of the Plan.

“Disability” means the definition of Disability in the Company's Long-Term Disability Plan, or in the absence of such a definition, the Participant's inability, due to mental or physical incapacity, to substantially perform the duties of the Participant's employment for 180 consecutive days, and which impairment is determined to be total and permanent by a physician selected by Company or its insurers and reasonably acceptable to the Participant or the Participant's legal representative.

“Dividend Equivalent” means a right, granted under this Plan, to receive the cash equivalent of all or a specified portion of the dividends declared and paid with respect to one share of the Company’s Stock during the Performance Period which applies to an award of Performance Units and the Vesting Period, which applies to the Restricted Units. The Dividend Equivalent amount shall be calculated based upon the dividend rate in effect on the last day of the Performance Period and the last day of the Vesting Period that applies to an award of Performance Units and Restricted Units, respectively. Dividend Equivalents shall not be deemed reinvested in the Company’s Stock, and shall be paid to the Participants on the appropriate Settlement Date.

“Fair Market Value” means the fair market value of Stock as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the officially-quoted closing selling price of the stock or if no selling price is quoted the bid price on the NASDAQ or other principal stock exchange or market on which Stock is traded on the day immediately preceding the day as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported.

“Grant Date” means the date upon which an Award is granted to a Participant.

“Grant Year” means the calendar year in which an Award is granted to a Participant.

“Performance Goals” means the goals and metrics set forth in the Award Agreement.

“Performance Period” means any relevant period designated by the Committee with respect to any Award of Performance Units.

“Performance Unit” means a right granted to a Participant to receive a cash settlement equal to the Unit Value to the extent the Performance Goals are satisfied.

“Plan” means this MGE 2020 Performance Unit Plan.

“Restricted Unit” means a right granted to Participant to receive a cash settlement equal to the Unit Value to the extent time vesting requirements are satisfied.

“Retirement” means termination of employment from the Company that satisfies certain terms and conditions, as specified in the Award Agreement.

“Settlement Date” means the date upon which cash is paid to a Participant in full settlement of vested Units for which the relevant Performance Period and/or Vesting Period has been completed. The Settlement Date will in no event occur after the March 15 of the year following the completion of the relevant Performance Period and/or Vesting Period.

“Stock” means the Company's common stock, par value $1.00 per share as traded on the NASDAQ or other principal stock exchange or market on which Stock is traded.

“Termination Date” means, with respect to a Participant, the final date of the Participant's employment with the Company.

“Unit” means either a Performance Unit and/or a Restricted Unit.

“Unit Value” means, as calculated on the measurement date, the sum of (i) the Fair Market Value of the Company's Stock, plus (ii) an amount equal to the aggregate value of all Dividend Equivalents declared on the Stock during the relevant Performance Period and/or Vesting Period.

“Vesting Period” means the duration of time ending on December 31 of a calendar year over which a Restricted Unit becomes 100% vested.

3.

Administration

3.1

Committee Authority. Unless otherwise determined by the Board and subject to the provisions of the Plan, the Committee, and the Administrator (subject to the Committee's ability to restrict the Administrator) shall have the authority and full discretionary power to: (i) establish eligible Participants, and make Awards; (ii) determine the size of Awards as specified herein; (iii) administer, construe and interpret the Plan; (iv) prescribe, amend and rescind rules and regulations, agreements, terms, and notices hereunder (but not unilateral modifications to existing awards without the Participant's written consent); and (v) make all other determinations necessary or advisable in its discretion for the administration of the Plan. Any actions of the Committee with respect to the Plan shall be conclusive and binding upon all persons interested in the Plan. The Committee and Administrator may each appoint agents and delegate authority as advisable to administer the Plan.

3.2

Administrator. An Administrator may be appointed by, shall remain in office at the will of, and may be removed with or without reason by, the Committee. The Administrator may resign at any time. The Administrator shall not be entitled to act on or decide any matter relating solely to himself or herself or any of his or her rights or benefits under the Plan. The Administrator shall not receive any special compensation for serving in his or her capacity as Administrator but shall be reimbursed for any reasonable expenses incurred in connection therewith. No bond or other security need be required of the Administrator in any jurisdiction.

3.3

Limitation of Liability. In the exercise of authority under the Plan, each Committee member (or Administrator) shall be entitled in good faith to rely or act upon any report or other information furnished to him or her by any employee of the Company, the Company's independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. No Committee member, Administrator, or executive shall be personally liable to the Company or to any Participant in the Plan for any action, determination, or interpretation taken or made in good faith with respect to the administration of this Plan, and each such person shall be fully indemnified and the Company and the Participants in the Plan waive their rights with respect to any such liability.

4.

Participation

Participants must be Company employees to be eligible to participate in the Plan (“Participants”). The Committee shall have sole discretion to designate eligible employees who may participate in the Plan. Participation in this Plan in one Grant Year neither guarantees nor precludes participation in any subsequent Grant Year.

5.

Awards

5.1

General. Awards may be granted on the terms and conditions set forth in this Section 5. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan. The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of applicable corporate law of the State of Wisconsin.

5.2

Size of Awards. Awards shall be targeted for each Grant Year to a percentage of a Participant's base salary, as determined separately by the Committee for each Participant using the Fair Market Value of the Company's Stock on the Grant Date. With respect to Awards for any Grant Year, the maximum Award made to any Participant shall not exceed 70% of that Participant's base salary, as measured on the Grant Date.

5.3

Award Agreements. The Committee may grant an Award to a Participant with respect to any Grant Year. Each Award shall be evidenced by an Award Agreement signed by the Participant and an authorized Company representative. Each Award shall be subject to the terms and conditions of the Plan and to such other terms and conditions as may be established by the Committee in the Agreements.

5.4

Unit Vesting. Unless otherwise determined in the Award Agreement, Performance Units shall vest at the end of the Performance Period and Restricted Units will vest at the end of the Vesting Period:

5.5

Settlement of Awards. The final Unit Value of Performance Units and Restricted Units shall be determined as of the final date of the Performance Period and/or Vesting Period, respectively. Performance Units shall be settled on the Settlement Date, subject to the satisfaction of the Performance Goals as set forth in the Award Agreement. Restricted Units shall be settled on the Settlement Date. Settlement of Performance Units and/or Restricted Units are subject to the Termination Events in Section 6 below.

6.

Termination Events

The applicable Award Agreement shall set forth the terms and conditions of the Award in connection with the Participant’s death, Disability, Retirement, termination of employment by the Company, and voluntary termination by the Participant.

7.

Change in Control

The Committee may set forth in any Award Agreement the effect, if any, that a change in control or other, similar transaction shall have on any awards granted under this Plan.

8.

Restrictive Covenants

8.1

Non-disclosure. No Participant shall disclose to anyone, without the Company's prior written consent (except in good faith in the ordinary course of business to a person who will be advised by the Participant to keep such information confidential) or make use of any Confidential Information (as defined below), except in the performance of the Participant's duties on the Company's behalf or when required to do so by legal process, any governmental agency having supervisory authority over the Company's business, or any administrative or legislative body (including a Committee thereof) that requires the Participant to divulge, disclose or make accessible such information. In the event that the Participant is so required, he or she shall give the Company prompt written notice to allow the Company the opportunity to object to or otherwise resist such order. “Confidential Information” shall mean (i) all information concerning the Company's business of a confidential or proprietary nature relating to any of its assets, product development, pricing, customers, suppliers, trade secrets, owners, investors, finances, transactions (present and contemplated) and business plans and strategies, and (ii) information regarding the names, titles, status, compensation, benefits and other proprietary employment-related aspects of the Company's employees and employment practices, provided that "Confidential Information" does not include information that is or properly becomes part of the public domain.

8.2

Return of the Company Materials. Upon any termination of employment or service, each Participant agrees to deliver any documents, notes, drawings, specifications, computer software, data and other materials of any nature pertaining to any Confidential Information.in the Participant's possession or over which the Participant has control, and will not take any of the foregoing, or any reproduction of any of the foregoing, that is embodied in any tangible medium of expression.

9.

Forfeiture

9.1

Forfeiture of Award Settlement and Repayment. Unless otherwise determined by the Committee, upon a violation by the Participant of any of the restrictive covenants contained in Section 8 (excluding unintentional or nonmaterial violations of Section 8.2) (each a “Forfeiture Event”), the Participant shall forfeit his or her entitlement to any payment pursuant to this Plan and shall be obligated to repay to the Company, in cash, within five business days after demand is made therefore by the Company, all amounts paid to the Participant by the Company pursuant to this Plan within 12 months of the date of such Forfeiture Event.

9.2

Committee Discretion. The Committee may, in its discretion, waive in whole or in part the Company's right to forfeiture under this Section, but no such waiver shall be effective unless evidenced in writing.

10.

Claims; Arbitration

10.1

Claims. Any individual who makes a claim for benefits under the Plan shall file the claim in writing with the Committee. Written notice of the disposition of the claim shall be delivered to the claimant within 60 days after filing. If the claim is denied, the reasons shall be set forth in a statement delivered to the claimant. Thereafter the claimant may request arbitration in accordance with Section 10.2. The filing of a claim in accordance with this Section 10.1 shall be a condition precedent to the prosecution of any dispute.

10.2

Arbitration. Any dispute between the Company and an individual claiming a benefit under the Plan that is not resolved between the Company and the claimant shall, if either party wishes to further pursue resolution of the dispute, be submitted to binding arbitration in accordance with the rules of Commercial Arbitration of the American Arbitration Association. Any such arbitration shall take place in Madison, Wisconsin. The arbitrator shall be a person experienced in employment and compensation of corporate business executives who is mutually acceptable to the Company and the claimant. If an arbitrator cannot be agreed upon within 15 days after a dispute is submitted to arbitration, the parties shall each select one representative who is not and has never been associated with the Company or the Board, and who is not and never has been associated with the claimant, and these two representatives shall choose a neutral arbitrator with the qualifications described above. If the representatives cannot reach agreement, one arbitrator with the qualifications described above shall be selected by the office nearest to Madison, Wisconsin (or Chicago, Illinois office) of the American Arbitration Association. All actions and proceedings under this Section 10 shall be kept confidential and neither party shall divulge any part thereof to third parties without the prior written consent of the other party. Each party to an arbitration under this Section 10 shall pay his or her own expenses, including without limitation, fees of counsel, and each of the parties shall bear one-half of the fees and costs of the arbitrators.

11.

Miscellaneous

11.1

No Employment or Equityholder Rights. Neither the Plan nor any Awards granted under the Plan shall give any Participant a right to remain employed by the Company. The Company reserves the right to terminate the employment or service of any Participant at any time, and for any reason, subject to applicable laws, employee manuals (as may be revised from time to time) and any employment or other agreement. No Participant shall have any rights of an equityholder of the Company thereof as a result of the grant of an Award or otherwise under the Plan.

11.2

Withholding Taxes. The Company shall withhold from the settlement of any Units under this Plan any amount of withholding taxes due in respect of settlement of such Units in cash.

11.3

Governing Law. All questions pertaining to the validity, construction and administration of the Plan and the Agreements shall be determined in accordance with the laws of the State of Wisconsin without regard to conflicts of law principles.

11.4

Unfunded Plan. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any amount payable to a Participant under the Plan, nothing contained in the Plan (or in any Award Agreement or other documents related thereto), nor the creation or adoption of the Plan, the grant of any award, or the taking of any other action pursuant to the provisions of the Plan shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

11.5

Severability. In case any provision of this Plan shall be held illegal or invalid, such illegality or invalidity shall be construed and enforced as if said illegal or invalid provision had never been inserted herein and shall not affect the remaining provisions of this Plan, but shall be fully severable, and the Plan shall be construed and enforced as if any such illegal or invalid provision were not a part hereof.

11.6

Adjustments. In the event of any cash infusion, capital raising transaction, reorganization, recapitalization, stock split, stock dividend, merger, consolidation, split-up, spin-off or any other similar change in the structure of the Company, the Committee reserves the right to make such equitable adjustment, if any, as it may deem appropriate, in its sole and absolute discretion, in the determination of the value of the Units as described herein.

11.7

Setoff. The Company may, to the extent permitted by law, deduct from and set off against its obligations to a Participant from time to time, (including without limitation amounts payable in connection with an Award, as wages or benefits or other form of compensation), any amounts that the Participant owes to the Company for any reason whatsoever. A Participant shall remain liable for any portion of the Participant's obligation not satisfied by such setoff. By accepting an Award granted hereunder, a Participant agrees to any deduction or setoff under this Section 11.7.

11.8

Transferability and Alienation. Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind, nor in any manner be subject to the debts or liabilities of any person, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void. If any person shall attempt to, or shall, alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any amount payable under the Plan, or any part thereof, or if by reason of his bankruptcy or other event happening at any such time such amount would be made subject to his debts or liabilities or would otherwise not be enjoyed by him, then the Committee, if it so elects, may direct that such amount be withheld and that the same or any part thereof be paid or applied to or for the benefit of such person, his or her spouse, children or other dependents, or any of a Participant's heirs, in such manner and proportion as the Committee may deem proper.

11.9

Notices. All notices or other communications made or given pursuant to this Plan shall be in writing and shall be sufficiently made or given if handdelivered, mailed by certified mail addressed to any Participant at the address contained in the records of the Company or to the Company at its principal office, or sent electronically to the e-mail address of the Participant that is contained in the records of the Company.

11.10

Amendment; Termination. The Board may, without the consent of the Participants under the Plan, at any time terminate the Plan entirely, and at any time or from time to time amend or modify the Plan, provided that no such action shall adversely affect any Award previously granted without the Participant's consent.

11.11

Expenses. All expenses and costs incurred in connection with the operation of the Plan shall be borne by the Company.

11.12

Other Plans. The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company. Nothing in this Plan shall be construed to limit the right of the Company to establish, alter or terminate any other forms of incentives, benefits or compensation for employees.

11.13

Headings. The headings in the Plan are for reference purposes only and shall not affect the meaning or interpretation of the Plan.

11.14

Clawback. Notwithstanding any other provisions in this Plan, the Company may cancel any Award of Performance Units, require reimbursement of any Award of Performance Units by a Participant, and effect any other right of recoupment of compensation provided under the Plan with respect to Performance Units in accordance with any Company policies that may be adopted and/or modified from time to time ("Clawback Policy"). In addition, a Participant may be required to repay to the Company previously paid compensation with respect to Performance Units, whether provided pursuant to the Plan or an Award Agreement, in accordance with the Clawback Policy. By accepting an Award for Performance Units, the Participant agrees to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements), with respect to the Award of Performance Units. This Section 11.14 shall not apply to any Awards of Restricted Units.

11.15

Section 409A Compliance. This Plan is intended to be exempt from, or otherwise comply with (to the extent necessary), the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed accordingly. The Company shall have the discretion and authority to amend this Plan at any time to satisfy any requirements of Section 409A of the Code or guidance provided by the U.S. Treasury Department to the extent applicable to this Plan. By accepting an Award under this Plan, the Participant agrees that no provision of this Plan or any communications related to this Plan shall be interpreted as guaranteeing the tax consequences or treatment of any amounts payable to the Participant under this Plan.

IN WITNESS WHEREOF, and as evidence of the adoption of this Plan effective January 1, 2020, the Company has caused this instrument to be executed by its duly authorized officer this _____ day of _______________, 2020.

MGE ENERGY, INC.

By:  /s/ Jeffrey M. Keebler

Jeffrey M. Keebler, Chairman, President and Chief Executive Officer